UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)


                                 FTS GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    30266R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: |X| Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following page(s)


Page 1 of 4 Pages

----------------          ----------
CUSIP No.                 13G                                  Page 2 of 4 Pages
----------------          ----------

 1. NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Whalehaven Capital Fund Limited

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
            (a) |_|
            (b) |_|

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Bermuda

--------------------------------------------------------------------------------
5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON - 12,141,475 Common Stock

--------------------------------------------------------------------------------
6.  SHARED VOTING POWER - None

--------------------------------------------------------------------------------
7.  SOLE DISPOSITIVE POWER - 12,141,475 shares of Common Stock

--------------------------------------------------------------------------------
8.  SHARED DISPOSITIVE POWER - None

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -
            12,141,475 shares of Common Stock

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     |_|

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            9.30%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
            CO

--------------------------------------------------------------------------------

----------------          ----------
CUSIP No.                 13G                                  Page 3 of 4 Pages
----------------          ----------


ITEM 1 (a) NAME OF ISSUER: FTS Group Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


ITEM 2 (a) NAME OF PERSON FILING: Whalehaven Capital Fund Limited

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           3rd Floor, 14 Par-Laville Road, Hamilton, Bermuda HM08

ITEM 2 (c) CITIZENSHIP: Bermuda

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2 (e) CUSIP NUMBER: 30266R106

ITEM 3     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

           Not applicable

ITEM 4 OWNERSHIP

       (a) AMOUNT BENEFICIALLY OWNED: 12,141,475 Shares of Common Stock

       (b) PERCENT OF CLASS: 9.30%

       (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                     12,141,475 Shares

          (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE

                     0 Shares

         (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                     12,141,475 Shares

          (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                     0 Shares

----------------          ----------
CUSIP No.                 13G                                  Page 4 of 4 Pages
----------------          ----------


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable


ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

            Not applicable

ITEM 9  NOTICE OF DISSOLUTION OF GROUP

            Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        May 3, 2006
                                        ----------------------------------------
                                        (Date)

                                        /s/ Evan Schemenauer
                                        ----------------------------------------
                                        (Signature)

                                        Evan Schemenauer, CFO
                                        ----------------------------------------
                                        (Name/Title)